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                                                                    EXHIBIT 11.1

                                 INFLUENCE INC.
                           STATEMENT OF COMPUTATION OF
                          PRO FORMA NET LOSS PER SHARE




                                      YEAR ENDED DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
Pro forma net loss per share:                 1996                          1997
                                     ---------------------------------------------------------
Net loss                                      $(5,772,678)              $(4,834,612)
                                     ---------------------------------------------------------


Shares used in computing pro-forma
net loss per share                             7,442,460                  7,488,217
                                     ---------------------------------------------------------

   Pro forma net loss per share                 $(0.78)                    $(0.65)
                                     =========================================================

Computation of pro forma weighted
average shares outstanding:

Weighted average number of common
shares                                         6,177,210                  6,222,967

Weighted average number of shares
issuable upon exercise of options,
net of shares repurchased (1)                    152,970                    152,970

Weighted average number of shares
issuable upon assumed conversion
of Series A Convertible Preferred
Stock (2)                                      1,112,280                  1,112,280
                                     ---------------------------------------------------------
   Shares used in computing pro
   forma net loss per share
                                               7,442,460                  7,488,217
                                     =========================================================

(1) All options exercisable at below the expected offering price issued within one year of the filing date have been included as outstanding for the entire periods presented, net of shares repurchased under the "treasury stock" method, assuming a public offering price of $12.00.

(2) Series A Convertible Preferred Stock issuable upon completion of an initial public offering have been included as outstanding for the entire periods presented using the "if-converted" method.

Outstanding options (other than those included in (1)) have been excluded from the computation since the impact would be anti-dilutive.

Presentation of a separate fully diluted loss per share has been excluded since the presentation would be identical to the calculation above.